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                                                                    EXHIBIT 99.2

GENELABS ANNOUNCES $29 MILLION EQUITY FINANCING FACILITY

REDWOOD CITY, CALIF. - JULY 11, 2000 - Genelabs Technologies, Inc. (Nasdaq:GNLB) said today that it entered into a definitive agreement for an equity financing facility under which Genelabs may sell up to $29 million of its recently registered common stock to Acqua Wellington North American Equities Fund, Ltd. Under this agreement, Acqua Wellington will make an initial investment of $4 million through a purchase of 1,000,000 shares of Genelabs' common stock at a price of $4.00 per share, scheduled to take place this week. Additional shares may be sold to Acqua Wellington over the next 18 months, at Genelabs' discretion, at prices determined pursuant to the terms of the agreement.

Genelabs Technologies, Inc. is a biopharmaceutical company engaged in the discovery of small molecule drugs that bind to DNA or RNA to regulate gene expression or inactivate pathogens and in the development of GL701, an investigational new drug for the treatment of systemic lupus erythematosus.

These securities are only offered by means of a prospectus and this announcement is neither an offer to sell nor a solicitation of any offer to buy.